Exhibit 21

                     SUBSIDIARIES OF UNION COMMUNITY BANCORP

Subsidiaries of Union Community Bancorp

           Name                                    Jurisdiction of Incorporation

Union Federal Savings and Loan Association                  Federal
UFS Service Corp                                            Indiana